Exhibit 99.1

Viveve Announces Topline Results from Pivotal U.S. PURSUIT Trial for Treating Female Stress Urinary Incontinence

Study's primary efficacy endpoint was not achieved at 12 months post-treatment

Company has implemented a reduction in force

Company will seek strategic alternatives and will be delisted from Nasdaq

ENGLEWOOD, CO – January 17, 2023 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women's health and the treatment of female stress urinary incontinence (SUI), today announced topline result from the U.S. Pivotal PURSUIT clinical trial. PURSUIT was a multicenter, randomized, double-blinded, sham-controlled U.S. study to evaluate the safety and efficacy of the Viveve treatment for SUI in women. The results were obtained by the company on Friday evening, January 13, 2023.

The PURSUIT study did not meet its primary endpoint of achieving a statistically significant higher proportion of patients who experienced greater than a 50% reduction in urine leakage compared to baseline on the standardized 1-hour Pad Weight Test at 12 months post-treatment in the active treatment group versus the sham control group. The analysis was conducted on the intent-to-treat population of 415 subjects. Subjects were randomized in a 2:1 ratio for the active (N=279) and the sham (N=136) treatments at approximately 30 clinical sites in the U.S. The proportion of patients with over a 50% reduction in leakage in the active group was 49.8%, and the proportion of patients with over a 50% reduction in leakage in the sham group was 56.7% (p-value = 0.2035). The study also did not meet several secondary endpoints. There were no serious device-related adverse events reported.

"We are extremely disappointed that the PURSUIT trial did not achieve its primary efficacy endpoint. Based on the reported results, we do not see a path forward, nor do we intend to pursue FDA registration of our Viveve® System and its dual-energy treatment for SUI in women," said Scott Durbin, Viveve's chief executive officer.

"We want to thank our investigators, clinical sites, and patients for their dedicated efforts and participation in the U.S. PURSUIT trial. Additionally, I want to personally acknowledge the extraordinary efforts of the entire Viveve organization over the last three years, including our clinical advisors and consultants, for their contributions to Viveve's SUI development program," concluded Mr. Durbin.

Due to the company’s business prospects following the SUI trial, the company has significantly reduced its workforce and intends to explore strategic options, including a sale of the company’s business or assets, and/or a wind-down of the company’s operations.

Further, as previously disclosed, the company’s securities are subject to delisting from the Nasdaq Stock Market unless the company presents a plan to regain compliance with Nasdaq’s continued listing standards before the Nasdaq hearings panel. The company has a hearing before the panel on January 19, 2023. As a result of the company’s business prospects following the SUI trial, the company is unable to present a plan to regain compliance with Nasdaq’s continued listing standards at the hearing. Accordingly, Nasdaq will delist the company by filing a Form 25. Following the effectiveness of the delisting, the company intends to file a Form 15 with the Securities and Exchange Commission to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the timing, progress and results of our evaluation of strategic alternatives, including whether or not the evaluation of alternatives results in any transaction, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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